Exhibit 10.1

ShotSpotter, Inc.

Nonemployee Director Compensation Policy

1.General

This ShotSpotter, Inc. Nonemployee Director Compensation Policy (the “Policy”) is designed to provide for the compensation of each member of the board of directors (the “Board”) of ShotSpotter, Inc. (the “Company”) who is not an employee of the Company or any of its subsidiaries (each, a “Nonemployee Director”).  The Policy is effective as of August 2, 2017 and will continue in effect until its termination by the Board.  The Policy replaces and supersedes any and all compensation policies or programs previously established or maintained by the Company with respect to Nonemployee Directors; provided, however, that any options outstanding on such effective date shall not be affected by this Policy and shall continue to be governed by the option grant notice, option agreement and equity incentive plan relating to each such option.

2.Administration

The Board, or any committee to whom the Board delegates the requisite authority, will administer the Policy.  The Board (or such committee) will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board (or such committee) will be final and binding on all persons having an interest in the Policy.

3.Eligibility

Each Nonemployee Director will be eligible to receive the compensation set forth in the Policy in accordance with the terms of the Policy.  Such compensation will be paid or granted, as applicable, automatically and without further action of the Board or any Board committee to each Nonemployee Director.

4.Cash Retainers

Commencing as of June 6, 2017 (the date the Company became subject to the reporting requirements of the Securities Exchange Act of 1934), each Nonemployee Director is eligible to receive cash retainers at the applicable rates set forth in the following table for each full year of service as (i) a chairperson and/or member of the Board and (ii) a chairperson of a committee of the Board (“Committee”):

Role		Annual Retainer Rate
Board	Chair	$10,000
	Member (including Chair)	$31,250
Audit Committee	Chair	$15,000
Compensation Committee	Chair	$10,000
Nominating and Corporate Governance Committee	Chair	$7,500

Each Nonemployee Director will be eligible to receive each type of retainer set forth in the table above that is applicable to such Nonemployee Director.  The first retainer payment, for a partial quarter of service from June 6, 2017 to June 30, 2017, will be made as soon as practicable following adoption of this Policy.  Future retainer payments will be made quarterly in arrears on or before the last business day of each calendar quarter, commencing with the quarter ending September 30, 2017, and will be pro-rated for partial quarters of service based on the number of days served in the quarter divided by the number of days in the quarter.

5.RSU Awards

(a)Initial Awards.  Each Nonemployee Director in office on the date this Policy is adopted by the Board will be eligible to receive a restricted stock unit (“RSU”) award (an “Initial Award”) for service as a Nonemployee Director based on the dollar amounts set forth in the following table.  Each Nonemployee Director appointed to the Board after this Policy is adopted, other than at an annual meeting of stockholders (a “New Director”), will be eligible to receive an Initial Award based on the dollar amounts set forth in the following table, multiplied by a fraction, the numerator of which is the number of days expected to elapse between and including the date of his or her appointment and the first anniversary of the previous annual meeting of stockholders (or, if the appointment occurs before the Company’s first annual meeting of stockholders occurring after the date this Policy is adopted, June 6, 2018), and the denominator of which is 365:

Role		Dollar Value of Initial Award
Board	Chair	$50,000, subject to reduction as provided below
	Member (including Chair)	$93,750

The chairperson of the Board shall be entitled to receive an Initial Award equal to the sum of the two amounts set forth above; provided, however, that if, on the date of grant of an Initial Award, the chairperson of the Board is also the chairperson of any Committee(s), the dollar value of his or her Initial Award in respect of being chairperson of the Board will be decreased by the cash retainer amount(s) applicable to the chairperson role(s) of such Committee(s) (e.g., if the chairperson of the Board is also the chairperson of the Compensation Committee, the dollar value of the Annual Award associated with serving on as the chairperson of the Board will be reduced from $50,000 to $40,000).  The date of grant of Initial Awards will be (i) in the case of Nonemployee Directors in office on the date this Policy is adopted by the Board, August 10, 2017 and (ii) in the case of a New Director, the effective date of such New Director’s appointment to the Board or, if such date is within a closed trading window under the Company’s Policy Regarding Stock Trading by Officers, Directors and Other Designated Employees, the next business day on which the trading window is open.

(b)Annual Awards.  On the date of each annual meeting of stockholders, each Nonemployee Director in office immediately after such meeting will be eligible to receive an RSU award (an “Annual Award”) for service as a Nonemployee Director based on the dollar amounts set forth in the following table:

Role		Dollar Value of Annual Award
Board	Chair	$50,000, subject to reduction as provided below
	Member (including Chair)	$93,750

The chairperson of the Board shall be entitled to receive an Annual Award equal to the sum of the two amounts set forth above; provided, however, that if, on the date of grant of an Annual Award, the chairperson of the Board is also the chairperson of any Committee(s), the dollar value of his or her Annual Award in respect of being chairperson of the Board will be decreased by the cash retainer amount(s) applicable to the chairperson role(s) of such Committee(s) (e.g., if the chairperson of the Board is also the chairperson of the Compensation Committee, the dollar value of the Annual Award associated with serving on as the chairperson of the Board will be reduced from $50,000 to $40,000).  The date of grant of Annual Awards will be the date of the applicable annual meeting of stockholders.

(c)Number of Shares Subject to RSU Awards.  The number of shares subject to an Initial Award or Annual Award (either, an “RSU Award”) will be equal to (i) the applicable dollar amount determined pursuant to Section 5(a) or 5(b) above, divided by (ii) the closing price of the Company’s common stock on the date of grant, rounded down to the nearest whole share; provided, however, that the number of shares subject to any RSU Award may be reduced to the extent necessary to ensure that the Company’s compensation of Nonemployee Directors does not exceed the limit set forth in Section 3(e) of the Company’s 2017 Equity Incentive Plan (the “Plan”).

(d)Other Terms of RSU Awards.  Each RSU Award will be granted under the Plan and will be subject to the terms of the Plan, the applicable award agreement and this Policy.  Each Initial Award made to Nonemployee Director in office on the date this Policy is adopted by the Board, and to a New Director appointed prior to the Company’s first annual meeting of stockholders occurring after the date this Policy is adopted by the Board, will vest on the earlier of (i) June 6, 2018 and (ii) the date of the Company’s first annual meeting of stockholders occurring after the date this Policy is adopted by the Board.  Each other RSU Award will vest on the earlier of (i) the first anniversary of the date of grant and (ii) the date of the next annual meeting of stockholders.  In addition, the vesting of all RSU Awards will accelerate in full upon a Change in Control (as defined in the Plan) or immediately prior to the effectiveness of a Nonemployee Director’s resignation or removal (and contingent upon the effectiveness of a Change in Control) in the event that the Nonemployee Director is required to resign his or her position as a Nonemployee Director as a condition of the Change in Control or the Nonemployee Director is removed from his or her position as a Nonemployee Director in connection with the Change in Control.  Vesting will cease upon the termination of the Nonemployee Director’s service as a member of the Board and any RSUs subject to such RSU Award that are unvested on the date of such termination will be automatically forfeited by such Nonemployee Director on such date.

6.Expenses

Each Nonemployee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board or any Committee.  To the extent that any taxable reimbursements are provided to any Nonemployee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

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